                                                                    Exhibit 10.3

                        INTEREST AND LIABILITIES CONTRACT
                   (hereinafter referred to as the "Contract")

                                       to

                 WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY
                       PROPORTIONAL REINSURANCE AGREEMENT
                                    NYM-01/03
                  (hereinafter referred to as the "Agreement")

                                     between

                   NEW YORK MARINE & GENERAL INSURANCE COMPANY
                   (hereinafter referred to as the "Company")

                                      and

                           TWIN BRIDGES (BERMUDA) LTD
                               (Hamilton, Bermuda)
            (hereinafter referred to as the "Subscribing Reinsurer")

It is hereby mutually agreed that the Subscribing Reinsurer shall have a one hundred per cent. (100%) participation in the Interests and Liabilities of the Reinsurers as set forth in the Agreement attached hereto.

Such participation shall be several and not joint with the participation of any other Subscribing Reinsurers, and the Subscribing Reinsurer shall under no circumstances participate in the Interests and Liabilities of the other Reinsurers in this Contract.

The Contract shall become effective 12:01 a.m., Eastern Daylight Time, December 1, 2003 and is subject to the provisions contained in the attached Agreement.

The Agreement to which this Contract is attached, and therefore the interests and liabilities of the Subscribing Reinsurer therein, may be changed, altered, or amended as the parties may agree; provided that such change, alteration, or amendment is evidenced by endorsement to this Contract executed by the Company and the Subscribing Reinsurer.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be signed in duplicate by their duly authorized representatives.

Signed in New York, NY
This 24th day of December, 2003


ATTEST:

                                        NEW YORK MARINE & GENERAL INSURANCE
                                        COMPANY


                                        By: /s/ MARK BLACKMAN
                                            ------------------------------------
                                        Title: CHIEF UNDERWRITING OFFICER
                                        Reference: TGH 01


And signed in Hamilton, Bermuda
This 24th day of December, 2003

ATTEST: Garth A. Fleming

                                        TWIN BRIDGES (BERMUDA) LTD


                                        By: /s/ Nick Frost
                                            ------------------------------------
                                        Title: Director
                                        Reference:
                                                   -----------------------------

                 WORKERS' COMPENSATION AND EMPLOYER'S LIABILITY
                       PROPORTIONAL REINSURANCE AGREEMENT
                                    NYM-01/03

                         (HEREINAFTER, THE "AGREEMENT")

                                     BETWEEN

                  NEW YORK MARINE AND GENERAL INSURANCE COMPANY
                                 (NEW YORK, NY)

                          (HEREINAFTER, THE "COMPANY")

                                       AND

                         TWIN BRIDGES (BERMUDA) LIMITED
                               (HAMILTON, BERMUDA)

                         (HEREINAFTER, THE "REINSURER")

ARTICLE I - RECITALS AND BUSINESS COVERED

A. WHEREAS the Company has agreed to underwrite certain specific and aggregate excess workers' compensation and employers' liability Policies for group self-insurance Trusts managed by Compensation Risk Managers LLC (Poughkeepsie, New York) ("CRM"); and

B. WHEREAS certain managers, owners, and/or principals of CRM have formed the Reinsurer in order to reinsure the Company's Policies underwritten pursuant to Article I(A); and

C. WHEREAS each Trust and CRM have entered into a management agreement, pursuant to which CRM provides each Trust with marketing, underwriting, loss control, claims, and accounting services, including without limitation authority to place excess workers' compensation and employers' liability coverage; and

D. WHEREAS CRM accepts members only in accordance with each Trust's Underwriting Guidelines; and

E. WHEREAS CRM has effected or will effect Statutory Specific Excess Coverage for the Trusts for Loss and Loss Adjustment Expense in excess of one million dollars ($1,000,000) per Occurrence; and

F.   NOW, therefore, in consideration of the payment of the premium displayed in
     Article X, the Company agrees to cede and the Reinsurer agrees to assume liability as displayed in Article VI during the Term as displayed in
     Article III and in the Territory displayed in Article IV, subject to the conditions and exclusions contained herein.

ARTICLE II - DEFINITONS

A. "Agreement Year" means the twelve (12) month period from the inception or anniversary of this Agreement.

B. "Gross Ceded Premium" means the Reinsurer's proportionate share - before allowances for ceding commission or stop loss premiums - of the Company's Gross Net Written Premium.

C. "Gross Net Unearned Premium" means that portion of Gross Net Written Premium accounted by the Company in its statutory filings as unearned.

D. "Gross Net Written Premium" means the direct written premium accounted by the Company under its Policies, plus or minus audit adjustments, minus return premiums arising from cancellations.

E. "Loss," "Loss Adjustment Expense," "Occurrence," and "Ultimate Net Loss" have the same meanings in this Agreement as they are defined in the Company's Policies.

F. "Net Ceded Premium" means Gross Ceded Premium minus the ceding commission displayed in Article X (B), the premium for stop loss protection displayed in Article X (D), and the allowance for Federal Excise Tax displayed in
     Article XVII.

G. "Notice Period" means the period between the effective date of cancellation of this Agreement and the date upon which either or both parties gave notice of cancellation.

H. The term "Policies" means each excess workers' compensation and employers' liability coverage agreement issued by the Company to a group self-insurance trust managed by CRM.

ARTICLE III - EFFECTIVE DATE AND CANCELLATION

A. This Agreement shall become effective at 12:01 a.m. Eastern Standard Time December 1, 2003, shall cover new and renewal Policies that become effective thereafter, and shall remain in force until cancelled.

B. Except as provided in Article III (C), either party may cancel this Agreement upon one hundred twenty (120) days prior written notice to be effective on any anniversary date. The Company shall continue to cede new and renewal Policies that become effective during the Notice Period for cancellations pursuant to Article III (B).

C. Either party may cancel this Agreement upon five (5) days prior written notice if the other party (1) becomes the subject of regulatory or supervisory action or (2) suffers a reduction of net worth greater than fifty percent (50%) since the date of its last audited financial statements. The Company shall not cede new and renewal Policies that become effective during the Notice Period for cancellations pursuant to Article III (C).

D. Except as provided in Article III (E), termination of this Agreement will be on a run-off basis, and the Reinsurer will remain responsible for Losses subsequent to termination but only through the common expiration date of each Trust's Excess Coverage Term. The Company's original Policies will be issued for a term of one year but may be extended, with written notice to the Reinsurer, in order to conform the excess coverage term to the Trusts' Membership Renewal Period as defined in the Company's Policies.

E. The Company may terminate this Agreement on a cut-off basis if it effected cancellation pursuant to Article III (C), in which case the Reinsurer will refund its portion of Gross Unearned Premiums, and the Company will credit the Reinsurer proportionately with the unearned Ceding Commission and unearned stop loss premiums.

F. If any law, regulation, or ruling of the Federal government of the United States or any State, Territory, or Local government, or the rulings of any official having jurisdiction or supervision over insurance companies, should render the enforcement of this Agreement, in whole or in part, illegal within a given jurisdiction, the Company may, upon written notice to the Reinsurer, suspend, abrogate, or amend this Agreement insofar as it relates to such jurisdiction, to the extent necessary to comply with such law, regulation, or ruling. Such suspension, abrogation, or amendment of this Agreement shall in no way affect any other portion thereof.

ARTICLE IV - TERRITORY

A. This Agreement applies wherever coverage under the Company's Policies applies.

ARTICLE V - EXCLUSIONS

A. This Agreement does not apply and specifically excludes liability arising from any source other than excess workers' compensation and employers' liability Policies issued by the Company to group self-insurance trusts managed by CRM.

B. This Agreement includes and incorporates all exclusions contained in the Company's original Policies.

ARTICLE VI - RETENTION AND CESSION

A. The Company's original Policy limits shall not exceed (1) five hundred thousand dollars ($500,000) per occurrence or accident, as defined in its Policies, in respect of specific claims or (2) two million dollars ($2,000,000) in respect of aggregate claims.

B. The Company shall retain (1) fifty percent (50%) of the liability arising from its original Policies plus (2) one hundred per cent (100%) of the liability exceeding the Reinsurer's maximum liability displayed in Article VI (D).

C. Subject to the limitation contained in Article VI (D), the Company shall cede and the Reinsurer shall assume fifty per cent (50%) of the liability arising from the Company's original Policies.

D. Article VI (C) notwithstanding, the Reinsurer's maximum liability under this Agreement shall not exceed one hundred eighty-one and sixteen one-hundredths percent (181.16%) of Net Ceded Premium.

ARTICLE VII - ORIGINAL CONDITIONS

A. The liability of the Reinsurer shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions, and limitations set forth in this Agreement.

B. Business ceded hereunder shall include every original Policy, rewrite, renewal, or extension (whether before or after the termination of this Agreement) required by applicable statute or by rule or regulation.

C. The liability of the Reinsurer shall commence obligatorily and simultaneously with that of the Company as soon as the Company becomes liable, and the premium on account of such liability shall be credited to the Reinsurer from the original date of the Company's liability.

D. All reinsurance for which the Reinsurer shall be liable, by virtue of this Agreement, shall be subject, in all respects, to the same rates, terms, conditions, interpretations, waivers, the exact proportion of premiums paid to the Company without any deduction for brokerage, and to the same modifications, alterations and cancellations, as the respective insurance of the Company to which such reinsurance relates, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies and in the proportion specified herein, follow the fortunes of the Company.

E. Nothing herein shall in any manner create any obligations, establish any rights, or create any direct right of action against the Reinsurer in favor of any third party, or other person not party to this Agreement; or create any privity of contract between the Trusts, their members, and the Reinsurer.

ARTICLE VIII - RESERVES

A. The Reinsurer shall fund its share of the Company's ceded unearned premium and outstanding loss and loss adjustment expense reserves including incurred but not reported loss reserves by:

     1. Clean, unconditional, and irrevocable Letter of Credit ("LOC") issued by any bank acceptable to the Company, and/or

     2. A reinsurance trust fund ("Trust") for the benefit of the Company, provided that such trust fund complies with Regulation 114 of the Insurance Department of the State of New York; and/or

     3.   Funds withheld by the Company or cash advances by the Reinsurer
          ("cash").

     if, without such funding, a penalty would accrue to the Company on the financial statements it is required to file with any insurance regulatory authority. The Reinsurer may elect any combination of funding vehicles.

B. With regard to funding in whole or in part by LOC, it is agreed that each such LOC will be issued for a term of not less than one year and will include a so-called "evergreen" clause which automatically extends the term for at least one additional year at each expiration date unless thirty (30) days prior to any expiration date, the issuing bank notifies the Company by certified mail it elects not to consider the Letter of Credit renewed or extended for any additional period.

     1. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Agreement, that said LOC may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

          a) To reimburse itself for the Reinsurer's share of the unearned premium paid under this Agreement, and/or

          b) To reimburse itself for the Reinsurer's share of the unearned premium returned or returnable to insureds upon cancellation of insurance contracts covered under this Agreement, and/or

          c) To pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any liability for loss reinsured by this Agreement, which is due to the Company and has not been otherwise paid by the Reinsurer, and/or

          d) To make refund to the Reinsurer of any sum which exceeds the actual amounts required to pay the Reinsurer's obligations under 1, 2, and 3, above.

     2. The bank issuing the LOC shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of properly authorized representatives of the Company.

C. With regard to funding in whole or in part by a Trust, the Company and the Reinsurer will appoint a Trustee and use their best efforts to conclude a Trust Agreement.

D. With regard to funding in whole or in part by cash, the Company will credit the Reinsurer with interest income monthly in arrears by applying the two-year Treasury Constant Maturity Rate (as published monthly by the Federal Reserve Bank of Saint Louis at http://research.stlouisfed.org/fred2/series/GS2/22) to the average daily balance retained for Reinsurer's account by the Company.

E. At annual intervals -- or more frequently as determined by the Company, but never more frequently than quarterly -- the Company shall prepare a specific statement, for the sole purpose of amending the LOC, and/or Trust, and/or cash, of the Reinsurer's share of any obligations.

1. If the statement shows that the Reinsurer's share of obligations exceeds the balance of funding as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment of the LOC increasing the amount of credit by the amount of such difference and/or increase the balances of the Trust and/or make additional cash advances to eliminate the difference.

2. If, however, the statement shows that the Reinsurer's share of obligations is less than the balance of funding as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess funding by agreeing to secure an amendment to LOC reducing the amount of credit available, and/or releasing excess amounts from the Trust, and/or refunding cash.

F. The rights and obligations of the Company and the Reinsurer, as set forth in this Article, shall not be diminished in any manner whatsoever by the insolvency of any party hereto.

ARTICLE IX - GAP FUNDING

A. In addition to Reserve funding described in Article VIII, the Reinsurer shall also fund, in the same manner provided for in Article VIII (A), the difference between (1) the maximum sum recoverable by the Company - that is, one hundred eighty-one and sixteen one hundredths per cent (181.16%) of Net Ceded Premium - and (2) the Reserve funding discussed in Article VIII. The difference between (1) and (2) equals the "Gap."

     1. Within thirty (30) days of the inception of this Agreement, the Reinsurer will establish provisional Gap funding of one million five hundred thousand dollars ($1,500,000).

     2. During the first Agreement Year, the Reinsurer will increase provisional Gap funding at a rate of 1.37x net premium ceded by the Company until Reserve funding and Gap funding equal one hundred eighty one point one six percent (181.16%) of Net Ceded premium.

B.   The stipulations for funding by an LOC, a Trust, or cash described in
     Article VIII shall also apply to Gap funding.

C. Thirty-six (36) months from the inception of an Agreement Year, the Reinsurer may substitute an Indemnification Agreement for Gap funding, provided that the Indemnification Agreement contain such covenants as the Company may reasonably require concerning (a) the distribution of retained earnings and/or surplus capital by the Reinsurer or (b) the use of any such distributions by the Reinsurer's shareholders.

ARTICLE X - PREMIUM AND COMMISSION

A. The Company shall pay the Reinsurer fifty per cent (50%) of Gross Net Written Premium for subject Policies.

B. The Reinsurer shall allow the Company to deduct a ceding commission of twenty-eight per cent (28%) of Gross Ceded Premium.

C. In addition to the ceding commission described in Article X (B), the Reinsurer will reimburse the Company for its proportionate share of any profit commission or Policy taxes payable by the Company under its Policies.

D. In consideration of limitation displayed in Article VI (C), the Reinsurer shall pay the Company a stop loss premium of two percent (2%) of its Gross Ceded Premium.

ARTICLE XI - REPORTS AND REMITTANCES

A. Quarterly within thirty (30) days of the end of each calendar quarter, the Company shall submit a Policy bordereau displaying the Company's Policy number, the identity of the Group Self-Insurance Trust, specific and aggregate Policy retentions and limits, annual minimum and deposit premium, and Policy adjustment rate.

B. Quarterly within thirty (30) days of the end of each calendar quarter, the Company shall submit a premium account listing by Policy details of all cash premium transactions during the quarter.

C. Quarterly within thirty (30) days of the end of each calendar quarter, the Company shall submit a copy of the specific and aggregate claims bordereaux it receives from CRM for each Trust as well as any independent evaluation of claims it has undertaken.

D. Quarterly within thirty (30) days of the end of each calendar quarter, the Company shall submit a loss account listing by claim details of all cash claims transactions during the quarter.

E. Subject to the Reinsurer's simultaneous performance of its obligation pursuant to Article IX, the Company will remit net balances due to the Reinsurer with its account. The Reinsurer will remit net balances due to the Company within thirty (30) days of its receipt of the Company's account.

F. Annually within ninety (90 days, the Company and the Reinsurer will exchange audited financial statements.

ARTICLE XII - CASH CALL

A. Article XI notwithstanding, in the event of a settlement of an individual specific or aggregate claim, including commutation of a Policy, exceeding two hundred thousand dollars ($200,000) for the Reinsurer's share thereof, the Company may submit a demand for immediate funding by the Reinsurer.

B.   The Reinsurer shall remit payment of demands for cash funding within five
     (5) days of its receipt of the Company's demand.

ARTICLE XIII - OFFSET

A. The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement.

B. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums, commissions, losses or otherwise.

ARTICLE XIV - ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have free access to the books and records of the Company on matters relating to this Agreement at all reasonable times for the purpose of obtaining information concerning this Agreement or the subject matter hereof.

ARTICLE XV - ERRORS OR OMISSIONS

Errors and omissions on the part of the Company shall not invalidate the coverage under this Agreement, provided such errors or omissions are corrected promptly after discovery.

ARTICLE XVI - ARBITRATION

A. Any dispute or other matter in question between the Company and the Reinsurer arising out of or relating to the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration.

B. The Company and the Reinsurer agree that upon the delivery of an arbitration notice, either party to the arbitration may seek the aid of the courts, in accordance with the provisions of Article XVIII, to obtain a temporary restraining order, preliminary injunction, or other appropriate relief to maintain the status quo ante or prevent the mooting of matters that are the subject of the arbitration while the arbitration process is pending. For purposes of this Article XVI (B), a wrongful termination of this Agreement or a breach of the Agreement that substantially impairs the continued operation of the Company shall be deemed to constitute irreparable harm for the purposes of establishing the elements for the entry of a temporary restraining order or preliminary injunction.

C. Arbitration shall be initiated by the delivery by registered mail of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen. The demand for arbitration will contain details of the dispute and the identity of the arbitrator appointed by the initiating party.

D. The party receiving notice shall appoint and identify its arbitrator to the initiating party within sixty (60) days of its receipt of the demand for arbitration. If the receiving party refuses or neglects to appoint an arbitrator within sixty (60) days, the initiating party shall appoint the second arbitrator within thirty (30) days thereafter.

E. The two party arbitrators shall appoint a third arbitrator as an umpire (collectively, the "Arbitrators") within thirty (30) days of appointment of the second arbitrator. If the two party arbitrators do not agree on an umpire within thirty (30) days after the appointment of the second arbitrator, the parties shall allow the American Arbitration Association to select the umpire.

F. The Arbitrators shall be individuals who may be active or retired officers of an insurance or reinsurance company, or professionals with at least ten years' experience in insurance or reinsurance matters, other than current or former officers, directors, or employees of any party or an affiliate of any party.

G. Each party shall submit its case brief in writing to the arbitrators within thirty (30) days of the selection of the umpire or within such longer period as may be agreed by the arbitrators. The arbitrators may agree by majority vote to permit written rebuttals from the parties and/or to hear live testimony.

H.   The arbitration hearings shall be held in New York, New York within thirty
     (30) days of exchange of case briefs and rebuttals, if any.

I. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by the laws of the State of New York. They shall make their decisions according to the practice of the reinsurance business.

J. The written decision rendered by a majority of the arbitrators shall be final and binding on both parties. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

K. Each party shall pay the fee and expenses of its own arbitrator and one-half of the fee and expenses of the umpire. All other expenses of the arbitration shall be equally divided between the parties.

L. Except as provided above, arbitration shall be based upon the procedures of the American Arbitration Association.

ARTICLE XVII - TAXES

A. The Reinsurer agrees to allow the Company to deduct one per cent (1%) of Gross Ceded Premium for the purpose of paying Federal Excise Tax (FET) to the extent such premium is subject to FET.

B. In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the FET allowance from the return premium payable to the Company.

C. The Reinsurer shall reimburse the Company for its proportionate share of specific Policy taxes, if any, which the Company becomes liable to pay.

ARTICLE XVIII - GOVERNING LAW

A.   This Agreement will be subject to the laws of the State of New York.

B. The Company and the Reinsurer agree to the jurisdiction of New York State Court sitting in New York County.

ARTICLE XIX - INSOLVENCY

A. In the event of the insolvency of the Company, payments by the Reinsurer under this Agreement shall be payable on demand, with reasonable provision for verification, on the basis of claims allowed against the insolvent Company by any court of competent jurisdiction or by any liquidator, receiver, or statutory successor of the insolvent Company that has authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver, or statutory successor has failed to pay all or a portion of any claims.

B. Such payments by the Reinsurer shall be made directly to the Company or its liquidator, receiver or statutory successor, except as provided by Section 4118 (a) of the New York Insurance Law or except (a) where the Agreement specifically provides another payee of such payments in the event of the insolvency of the Company, or where (b) the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees.

C. It is agreed, however, that the liquidator, receiver, or statutory successor of the insolvent Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on the Policy or Policies within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, receiver, or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XX - CURRENCY

A. Whenever the word "Dollars" or the "$" sign appears in this Agreement, they shall be construed to mean United States Dollars.

B.   All payments made by either party shall be made in United States Dollars.

ARTICLE XXI - INTERMEDIARY

TGH ADVISORS, INC., 420 Lexington Avenue, Suite 300, New York, NY 10170, is hereby recognized as the Broker of Record for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages, and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through TGH ADVISORS, INC. Payments by the Company to the Broker of Record shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Broker of Record shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.